Exhibit 99.1

JEFFERSON CAPITAL AGREES TO SELL ASSETS FOR $143 MILLION

ATLANTA, GA, JUNE 7, 2005 - Jefferson Capital, a Minnesota-based subsidiary of CompuCredit Corporation (NASDAQ: CCRT), announced today the execution of an agreement to sell a portfolio of charged-off credit card receivables having a face amount of approximately $2.9 billion to Encore Capital Group, Inc. (NASDAQ: ECPG), a leading accounts receivable management firm, and to sell $3.25 billion in face amount of its future charged-off credit card receivable acquisitions to Encore at established pricing over the next five years.  As consideration for this transaction, Jefferson Capital received approximately $143 million in cash at closing.

Also as part of the transaction, Encore will be offering employment to approximately 120 of CompuCredit’s 345 Minnesota-based employees who have previously provided servicing for the receivables sold to Encore.  Encore has also signed a five-year agreement to provide substantial ongoing referral volumes for Jefferson Capital’s balance transfer program and extended for the next two years an agreement under which Encore sells Chapter 13 bankruptcies to Jefferson Capital.

“We are very pleased with the terms of this agreement and look forward to a mutually beneficial long-term partnership with one of the largest debt buyers in the marketplace,” said David G. Hanna, Chairman and CEO of CompuCredit.  “This announcement strengthens Jefferson Capital’s ability to deploy CompuCredit’s capital in what we expect to be high growth areas where we have established a sustainable competitive advantage, namely our balance transfer and Chapter 13 bankruptcies bad debt purchases.”

“We are proud of the operation we built, and it is gratifying to have our success validated by such a highly regarded company as Encore,” said David M. Burton, Chief Operating Officer of Jefferson Capital.  “We are excited to begin our strategic alliance with Encore, as it will provide substantial long-term growth for our fast growing specialized charge-off account acquisition platform.  We look forward to continuing to make meaningful contributions to the success of CompuCredit.”

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivable portfolios.  More information on the company can be found at http://www.encorecapitalgroup.com/.

CompuCredit Corporation is a specialty finance company and marketer of branded credit cards and related financial services.  CompuCredit provides these services to consumers who are underserved by traditional financial institutions.  Through corporate and affinity contributions focused on the underserved and un-banked

245 PERIMETER CENTER PARKWAY - SUITE 600 - ATLANTA, GA 30346 - 770.206.6200 - FAX: 770.206.6181 -WWW.COMPUCREDIT.COM

communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers.  For more information about CompuCredit, visit http://www.CompuCredit.com.

The matters discussed in this release contain forward-looking statements.  These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, the expected timeframe for closing the transaction and growth expectations for Jefferson Capital’s balance transfer and Chapter 13 activities.  For a detailed discussion of these and other cautionary statements, please refer to the Company’s most recent filings with the Securities and Exchange Commission.  The Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Contact:                           Jay Putnam

CompuCredit Corporation

phone: 770-206-6200

email: Jay.Putnam@compucredit.com